Exhibit 10.29

FIRST AMENDMENT TO
EQUITY INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO EQUITY INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of June [●], 2025 is entered into by and between (i) Talos Energy LLC, a Delaware limited liability company (“TE”), (ii) Talos Production Inc., a Delaware corporation (“Talos” or “Seller”) and (iii) ZAMAJAL, S.A. DE C.V., a Mexican company (“Grupo Carso” or “Purchaser”). TE, Seller and Purchaser may each sometimes be referred to individually in this Agreement as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, TE, Seller and Purchaser are parties to that certain Equity Interest Purchase Agreement dated December 16, 2024, (as may be further amended, restated, supplemented or modified from time to time, the “EPSA”);

WHEREAS, Section 9.2 of the EPSA provides that the EPSA may be amended or modified by a written agreement signed by the Parties; and

WHEREAS, TE, Seller and Purchaser wish to amend the EPSA on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.1
Defined Terms and Rules of Interpretation. Except as otherwise expressly provided herein, capitalized terms used herein which are not defined herein shall have the meanings set forth in the EPSA after giving effect to this Amendment. For all purposes of this Amendment, except as otherwise expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 1.2 of the EPSA are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.
1.2
Amendments.
1.2.1
Preliminary Statements. Paragraph E of the Preliminary Statements of the EPSA is hereby amended and restated in its entirety to read as follows:

E. Purchaser desires to purchase from Seller and Seller desire to sell to Purchaser a portion of the Seller Equity representing a thirty and one tenth (30.10%) Equity Interest in the Holding Company represented by one equity quota with Mex$782,490,435.00 par value representing the variable portion of the stated capital of the Holding Company (the “Equity”) upon the terms and subject to the conditions contained in this Agreement.

1.2.2
Sale and Purchase of the Equity. Section 2.1 and Section 2.2 of the EPSA are hereby amended and restated in its entirety to read as follows:

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ARTICLE II

SALE AND PURCHASE OF THE EQUITY; CLOSING

Section 2.1 Sale and Purchase of the Equity . On the terms and subject to the conditions contained in this Agreement, at the Closing Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in and to the Equity, with full title guaranty, free and clear of all Liens (other than restrictions under applicable securities Laws, the Organizational Documents of Holding Company or pursuant to this Agreement).

Section 2.2 Purchase Price. The purchase price for the Equity shall be an amount equal to Forty Nine Million Six Hundred Sixty-Five Thousand Dollars (US$49,665,000) (the “Purchase Price”). Upon the terms and subject to the conditions of this Agreement, the Purchase Price shall be paid by Purchaser to Seller in cash in Dollars in accordance with this Article II by wire transfer of immediately available funds to a bank account in the United States specified in writing by Seller prior to the Closing (“Payment Instructions”).

1.2.3
Deliveries by Seller. Sections 2.5(b) and 2.5(f) of the EPSA are hereby amended and restated in their entirety to read as follows:

(b) an executed copy of the minutes of the Company’s partners meeting as of the Closing Date prepared by the secretary of Company evidencing the resignation of two (2) current Talos members of the board of managers of the Company in the form set forth in Exhibit A and the appointment of two (2) replacement Grupo Carso members of the board of managers of the Company;

(f) duly executed original short forms of transfer agreements evidencing the transfer of the Equity for Mexican Tax purposes; and

1.2.4
Deliveries by Purchaser. Sections 2.6(b) of the EPSA is hereby amended and restated in its entirety to read as follows:

(b) a copy of the last entry in the partners ledger (libro especial de socios) of the Holding Company providing for the transfer and conveyance of the Equity in favor of Purchaser, duly signed by the secretary of the board of managers of the Holding Company.

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1.2.5
Purchaser Qualification. Section 4.4(b) of the EPSA is hereby amended and restated in its entirety to read as follows:

Purchaser is not disqualified (and completing the transactions contemplated by this Agreement will not cause Purchaser to be disqualified) by any Law from owning the Equity, or indirectly owning Equity Interests and assets of the Company. To Purchaser’s Knowledge, no fact or circumstance would hinder or impede a Governmental Authority, if required by any Law, from unconditionally approving, or allowing without modification or delay, the transactions contemplated by this Agreement.

1.2.6
Outside Date. Section 7.1(b) of the EPSA is hereby amended and restated in its entirety to read as follows:

by either Seller or Purchaser, if the Closing has not occurred on or before [twelve (12)] months after the Execution Date (as such date may be extended by the mutual written consent of Seller and Purchaser, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

1.3
Effect on the EPSA. Upon and following the date hereof, each reference to the EPSA in the PSA shall be deemed to refer to the EPSA as amended by this Amendment. Except as expressly set forth herein, (a) the EPSA is and shall remain unchanged and in full force and effect, and (b) nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the EPSA or any other document, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the EPSA.
1.4
Entire Agreement. This Amendment and the EPSA (including the Exhibits and Schedules), contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement.
1.5
Governing Law. Sections 9.13 and 9.14 of the EPSA shall apply hereto mutatis mutandis.
1.6
Counterparts. This Amendment may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

TALOS ENERGY LLC

By: /s/ William S. Moss III

Name: William S. Moss III

Title: Executive Vice President and General Counsel

TALOS PRODUCTION INC.

By: /s/ William S. Moss III

Name: William S. Moss III

Title: Executive Vice President and General Counsel

ZAMAJAL, S.A. DE C.V.

By: /s/ Arturo Spinola García

Name: Arturo Spinola García

Title: Attorney-in-Fact